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                                 EXHIBIT 99.2

                      PENN TREATY ANNOUNCES OFFERING OF
                       CONVERTIBLE SUBORDINATED NOTES

    ALLENTOWN, PA. . . November 21, 1996. . .Penn Treaty American Corporation (Nasdaq: PTAC) today announced that it has entered into a purchase agreement providing for the sale of $65,000,000 aggregate principal amount of 6-1/4% Convertible Subordinated Notes due December 1, 2003 (the "Notes"). The Company has granted to the initial purchasers an option to purchase up to an additional $9,750,000 principal amount of the Notes solely to cover over-allotments. The Notes will be convertible into shares of Common Stock of the Company at a fixed conversion price per share equal to $28.44, subject to adjustment in certain circumstances. The Notes will be redeemable by the Company at declining redemption prices commencing in December 1999. The purpose of the offering is to provide funds to support future growth. The Company intends to issue the Notes on November 26, 1996 and to register the Notes and the underlying Common Stock within 90 days of the first issuance of the Notes.

    The Notes are being offered through initial purchasers in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Act") and to a limited number of institutional "accredited investors" as defined in the Act. The remainder of the Notes are being offered by the initial purchasers outside the United States in reliance on Regulation S under the Act.

    The Notes issued and sold in reliance on Rule 144A are expected to be eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc.

    THE NOTES AND THE UNDERLYING COMMON STOCK OFFERED HAVE NOT BEEN REGISTERED UNDER THE ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

    Penn Treaty American Corporation is one of the leading providers of long-term nursing home and home health care insurance. The Company markets its products primarily to persons age 65 and over through independent agents.

    CONTACT:  Penn Treaty American Corporation
              Cameron B. Waite, Chief Financial Officer
              (800) 222-3469

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          Ballard Spahr Andrews & Ingersoll Letterhead Appears Here


                                  December 13, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re:  Penn Treaty American Corporation
              File No. 0-15972
              --------------------------------

Dear Sir or Madam:

         Transmitted herewith for filing is the Current Report on Form 8-K of Penn Treaty American Corporation dated December 13, 1996.

                                  Sincerely,

                                  /s/ Susan Sudick Colton
                                  Susan Sudick Colton